Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-141344, 33-67114, and 333-17695 of AMREP Corporation on Form S-8 and in Registration Statement No. 333-141861 of AMREP Corporation on Form S-3 of our reports dated July 21, 2010 relating to our audits of the consolidated financial statements and the financial statement schedule appearing in the Annual Report on Form 10-K of AMREP Corporation for the year ended April 30, 2010.

/s/ McGladrey & Pullen, LLP
Cedar Rapids, Iowa
July 21, 2010